Exhibit 10.2

Tax Item Nos.
commonly known as:

MORTGAGE

(Address)

        THIS (herein “Instrument”), made as of                 , by the Mortgagor, WM LIMITED PARTNERSHIP - 1998, a Michigan limited partnership doing business as Wendy’s of Michigan, whose address is 1971 East Beltline NE, Suite 200, Grand Rapids, Michigan 49525 (herein “Borrower”), in favor of the Mortgagee, GE CAPITAL FRANCHISE FINANCE CORPORATION, a Delaware corporation, whose address is 17207 North Perimeter Drive, Scottsdale, Arizona 85255 (herein “Mortgagee”),

W I T N E S S E T  H:

        THAT, WHEREAS, Borrower is justly indebted to Mortgagee in the principal sum of $               pursuant to a certain Balloon Promissory Note of even date herewith, more particularly described below,

        NOW, THEREFORE, in consideration of the indebtedness herein recited, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower irrevocably gives, grants, sells, conveys, warrants, assigns, sets over, and mortgages unto Mortgagee all of Borrower’s right, title and interest, now owned or hereafter acquired, including any reversion or remainder interest, in the real property located in the                   , State of Michigan, commonly known as                    , and more particularly described on Exhibit A attached hereto and incorporated herein including all heretofore or hereafter vacated alleys and streets abutting the property, and all easements, rights, appurtenances, tenements, hereditaments, rents, royalties, mineral, oil and gas rights and profits, water, water rights, and water stock appurtenant to the property (collectively “Premises”);

        TOGETHER with all of Borrower’s estate, right, title and interest, now owned or hereafter acquired, in, under and to:

        (a)    all buildings, structures, improvements, parking areas, landscaping, goods (including inventory, equipment and any accessions thereto), fixtures and articles of property now or hereafter erected on, attached to, or used or adapted for use in the operation of the Premises; including but without being limited to, all heating, air conditioning and incinerating apparatus and equipment; all boilers, engines, motors, dynamos, generating equipment, piping and plumbing fixtures, water heaters, ranges, cooking apparatus and mechanical kitchen equipment, refrigerators, freezers, cooling, ventilating, sprinkling and vacuum cleaning systems, fire extinguishing apparatus, gas and electric fixtures, carpeting, floor coverings, underpadding, elevators, escalators, partitions, mantels, built-in mirrors, window shades, blinds, draperies, screens, storm sash, awnings, signs, furnishings of public spaces, halls and lobbies, and shrubbery and plants, and including also all interest of any owner of the Premises in any of such items hereafter at any time acquired under conditional sale contract, chattel mortgage or other title retaining or security instrument, all of which property mentioned in this clause (a) shall be deemed part of the realty covered by this Instrument and not severable wholly or in part without material injury to the freehold of the Premises (all of the foregoing together with replacements and additions thereto are referred to herein as “Improvements”); and

        (b)    all compensation, awards, damages, rights of action and proceeds, including interest thereon and/or the proceeds of any policies of insurance therefor, arising out of or relating to a (i) taking or damaging of the Premises or Improvements thereon by reason of any public or private improvement, condemnation proceeding (including change of grade), sale or transfer in lieu of condemnation, or fire, earthquake or other casualty, or (ii) any injury to or decrease in the value of the Premises or the Improvements for any reason whatsoever;

        (c)    return premiums or other payments upon any insurance any time provided with respect to the Premises, Improvements, and other collateral described herein for the benefit of or naming Mortgagee, and refunds or rebates of taxes or assessments on the Premises;

        (d)    all written and oral leases and rental agreements (including extensions, renewals and subleases; all of the foregoing shall be referred to collectively herein as the “Leases”) now or hereafter affecting the Premises including, without limitation, all rents, issues, income, profits and other revenues and income therefrom and from the renting, leasing or bailment of Improvements and equipment (“Rents”), all guaranties of tenants’ performance under the Leases, and all rights and claims of any kind that Borrower may have against any tenant under the Leases or in connection with the termination or rejection of the Leases in a bankruptcy or insolvency proceeding;

        (e)    plans, specifications, contracts and agreements relating to the design or construction of the Improvements; Borrower’s rights under any payment, performance, or other bond in connection with the design or construction of the Improvements; all landscaping and construction materials, supplies, and equipment used or to be used or consumed in connection with construction of the Improvements, whether stored on the Premises or at some other location; and contracts, agreements, and purchase orders with contractors, subcontractors, suppliers, and materialmen incidental to the design or construction of the Improvements;

        (f)    all contracts, deposit accounts, accounts, instruments (including promissory notes), chattel paper (whether tangible or intangible), letter of credit rights, commercial tort claims, securities and all other investment property, all rights, claims or causes of action pertaining to or affecting the Premises or the Improvements, including, without limitation, all supporting obligations and any and all proceeds thereof, all options or contracts to acquire other property for use in connection with operation or development of the Premises or Improvements, management contracts, service or supply contracts, deposits, bank accounts, general intangibles (including without limitation trademarks, trade names and symbols, including payment intangibles and software), permits, licenses, franchises (to the extent they can be pledged or assigned) and certificates, and all commitments or agreements, now or hereafter in existence, intended by the obligor thereof to provide Borrower with proceeds to satisfy the loan evidenced hereby or improve the Premises or Improvements, and the right to receive all proceeds due under such commitments or agreements including refundable deposits and fees;

         (g)    all books, records, surveys, reports and other documents related to the Premises, the Improvements, the Leases, or other items of collateral described herein; and

        (h)    all additions, accessions, replacements, substitutions, proceeds and products of the real and personal property, tangible and intangible, described herein.

        All of the foregoing described collateral is exclusive of any equipment, inventory, furniture, furnishings or trade fixtures owned and supplied by tenants of the Premises. The Premises, the Improvements, the Leases and all of the rest of the foregoing property are herein referred to as the “Property.”

        TO HAVE AND TO HOLD the Property and all parts, rights, members and appurtenances thereof to the use, benefit and behoof of Mortgagee and its successors and assigns in fee simple forever.

        TO SECURE TO Mortgagee (a) the repayment of the indebtedness evidenced by Borrower’s Balloon Promissory Note dated of even date herewith in the principal sum of            Dollars ($       ), with interest thereon at a floating or variable rate as set forth therein, and having a maturity date of October 1, 2012, and all renewals, extensions and modifications thereof (herein “Note”); (b)  the repayment of any future advances, with interest thereon, made by Mortgagee to Borrower pursuant to Section 28 hereof (herein “Future Advances”); (c) the payment of all other sums, with interest thereon, advanced in accordance herewith to protect the security of this Instrument or to fulfill any of Borrower’s obligations hereunder or under the other Loan Documents (as defined below); (d) the performance of the covenants and agreements of Borrower contained herein or in the other Loan Documents; and (e) the repayment of all sums now or hereafter owing to Mortgagee by Borrower or its related entities pursuant to any instrument which recites that it is secured hereby. The indebtedness and obligations described in clauses (a)-(e) above are collectively referred to herein as the “Indebtedness.” The Note, this Instrument, and all other documents evidencing, securing or guaranteeing the Indebtedness (except the Environmental Indemnity Agreement Regarding Hazardous Substances “(“Indemnity”)), as the same may be modified or amended from time to time, are referred to herein as the “Loan Documents.” The terms of the Note secured hereby may provide that the interest rate or payment terms or balance due may be indexed, adjusted, renewed, or renegotiated from time to time, and this Instrument shall continue to secure the Note notwithstanding any such indexing, adjustment, renewal or renegotiation.

        PROVIDED, ALWAYS, that if Borrower shall pay unto Mortgagee the Indebtedness and if Borrower shall duly, promptly and fully perform, discharge, execute, effect, complete and comply with and abide by each and every of the stipulations, agreements, conditions and covenants of the Note and this Instrument, then this Instrument and all assignments contained herein and liens created hereby shall cease and be null and void; otherwise to remain in full force and effect.

        Borrower represents and warrants that Borrower has good, marketable and insurable title to, and has the right to mortgage an indefeasible fee simple estate in, the Premises, Improvements, Rents, and Leases, and the right to convey the other Property, that the Property is unencumbered except as disclosed in writing to and approved by Mortgagee prior to the date hereof, and that Borrower will warrant and forever defend the title to the Property against all claims and demands, subject only to the permitted exceptions set forth in Schedule 1 attached hereto.

        Borrower represents, warrants, covenants and agrees for the benefit of Mortgagee as follows:

        1.    PAYMENT OF PRINCIPAL AND INTEREST. Borrower shall promptly pay when due the principal of and interest on the Indebtedness, any prepayment and other charges provided in the Loan Documents and all other sums secured by this Instrument.

        2.    FUNDS FOR TAXES, INSURANCE AND OTHER CHARGES. Except as is hereinafter provided with respect to the impounding of such payments by Mortgagee following the occurrence of an Event of Default, Borrower shall pay or cause to be paid when due, prior to delinquency, all annual real estate taxes, insurance premiums, assessments, water and sewer rates, ground rents and other charges (herein “Impositions”) payable with respect to the Property. Upon the occurrence of an Event of Default (hereinafter defined), and at Mortgagee’s sole option at any time thereafter, Borrower shall pay in addition to each monthly payment on the Note, one-twelfth of the annual Impositions (as estimated by Mortgagee in its sole discretion), to be held by Mortgagee without interest to Borrower, for the payment of such Impositions (such payments being referred to herein as “Impounds”).

        Annually during the term of this Instrument, Mortgagee shall compare the Impounds collected to the Impositions paid or to be paid. If the amount of such Impounds held by Mortgagee at such time shall exceed the amount deemed necessary by Mortgagee to provide for the payment of Impositions as they fall due, if no Event of Default shall have occurred and be continuing, such excess shall be at Borrower’s option, either repaid to Borrower or credited to Borrower on the next monthly installment or installments of Impounds due. If at any time the amount of the Impounds held by Mortgagee shall be less than the amount deemed necessary by Mortgagee to pay Impositions as they fall due, Borrower shall pay to Mortgagee any amount necessary to make up the deficiency within thirty (30) days after notice from Mortgagee to Borrower requesting payment thereof. Upon the occurrence of an Event of Default hereunder, Mortgagee may apply, in any amount and in any order as Mortgagee shall determine in Mortgagee’s sole discretion, any Impounds held by Mortgagee at the time of application (i) to pay Impositions which are now or will hereafter become due, or (ii) as a credit against sums secured by this Instrument. Upon payment in full of all sums secured by this Instrument, Mortgagee shall refund to Borrower any Impounds then held by Mortgagee. If requested by Mortgagee, Borrower shall promptly furnish to Mortgagee all notices of Impositions which become due, and in the event Borrower shall make payment directly, Borrower shall promptly furnish to Mortgagee receipts evidencing such payments.

        3.    APPLICATION OF PAYMENTS. Unless applicable law provides otherwise, each complete installment payment received by Mortgagee from Borrower under the Note or this Instrument shall be applied by Mortgagee first in payment of amounts payable to Mortgagee by Borrower under Section 2 hereof, then to interest payable on the Note, then to principal of the Note, and then to interest and principal on any Future Advances in such order as Mortgagee, at Mortgagee’s sole discretion, shall determine. Upon the occurrence of an Event of Default, Mortgagee may apply, in any amount and in any order as Mortgagee shall determine in Mortgagee’s sole discretion, any payments received by Mortgagee under the Note or this Instrument. Any partial payment received by Mortgagee shall, at Mortgagee’s option, be held in a non-interest bearing account until Mortgagee receives funds sufficient to equal a complete installment payment.

        4.    CHARGES, LIENS. Borrower represents and warrants that Borrower has good, marketable and insurable title to, and has the right to mortgage an indefeasible fee simple estate in, the Premises, Improvements, Rents, and Leases, and the right to convey the other Property, that the Property is unencumbered except as disclosed in writing to and approved by Mortgagee prior to the date hereof, and that Borrower will warrant and forever defend the title to the Property against all claims and demands, subject only to the permitted exceptions set forth in Schedule 1 attached hereto. Borrower shall promptly discharge or bond off any lien which has, or may have, priority over or equality with, the lien of this Instrument, and Borrower shall pay, when due, the claims of all persons supplying labor or materials to or in connection with the Property. Without Mortgagee’s prior written permission, Borrower shall not allow any lien inferior to this Instrument to be perfected against the Property. If any lien inferior to this Instrument is filed against the Property without Mortgagee’s prior written permission and without the consent of Borrower, Borrower shall, within thirty (30) days after receiving notice of the filing of such lien, cause such lien to be released of record or bonded off and deliver evidence of such release or bonding to Mortgagee. Borrower may contest any such lien by appropriate proceedings in good faith, timely filed, provided that enforcement of the lien is stayed pending such contest. Mortgagee may require that Borrower post security for payment of such lien.

         5.    INSURANCE.

                 (a)    Borrower shall obtain and maintain with respect to the Property, at its sole expense, the following types and amounts of insurance (which may be included under a blanket insurance policy if all the other terms hereof are satisfied), in addition to such other insurance as Mortgagee may reasonably require from time to time:

        (i)    Insurance against loss, damage or destruction by fire and other casualty, including theft, vandalism and malicious mischief, flood (if the Property is in a location designated by the Federal Emergency Management Administration as a Special Flood Hazard Area), earthquake (if the Property is in an area subject to destructive earthquakes within recorded history), boiler explosion (if there is any boiler upon the Property), plate glass breakage, sprinkler damage (if the Property has a sprinkler system), all matters covered by a standard extended coverage endorsement, special coverage endorsement commonly known as an “all risk” endorsement and such other risks as Mortgagee may reasonably require, insuring the Property for not less than 100% of their full insurable replacement cost;

        (ii)    Commercial general liability and property damage insurance, including a products liability clause, covering Mortgagee and Borrower against bodily injury liability, property damage liability and automobile bodily injury and property damage liability, including without limitation any liability arising out of the ownership, maintenance, repair, condition or operation of the Property or adjoining ways, streets or sidewalks and, if applicable, insurance covering Mortgagee, against liability arising from the sale of liquor, beer or wine on the Property. Such insurance policy or policies shall contain a broad form contractual liability endorsement and a “severability of interest” clause or endorsement which precludes the insurer from denying the claim of either Borrower or Mortgagee because of the negligence or other acts of the other, shall be in amounts of not less than $1,000,000.00 per injury and occurrence with respect to any insured liability, whether for personal injury or property damage, or such higher limits as Mortgagee may reasonably require from time to time, and shall be of form and substance reasonably satisfactory to Mortgagee;

        (iii)    Business income insurance equal to 100% of the principal and interest payable under the Note for a period of not less than six months; and

        (iv)    State Worker’s compensation insurance in the statutorily mandated limits, employer’s liability insurance with limits not less than $500,000 or such greater amount as Mortgagee may from time to time require and such other insurance as may be necessary to comply with applicable laws.

                 (b)    All insurance policies shall:

        (i)    Provide for a waiver of subrogation by the insurer as to claims against Mortgagee, its employees and agents and provide that such insurance cannot be unreasonably cancelled, invalidated or suspended on account of the conduct of Borrower, its officers, directors, employees or agents;

        (ii)    Provide that any “no other insurance” clause in the insurance policy shall exclude any policies of insurance maintained by Mortgagee and that the insurance policy shall not be brought into contribution with insurance maintained by Mortgagee;

        (iii)    Contain a standard without contribution mortgage clause endorsement in favor of Mortgagee and its successors and assigns as their interests may appear and any other lender designated by Mortgagee;

        (iv)    Provide that the policy of insurance shall not be terminated, cancelled or substantially modified without at least thirty (30) days’ prior written notice to Mortgagee and to any lender covered by any standard mortgage clause endorsement;

        (v)    Provide that the insurer shall not have the option to restore the Property if Mortgagee elects to terminate this Instrument in accordance with the terms hereof;

        (vi)    Be issued by insurance companies licensed to do business in the state in which the Property is located and which are rated A:VI or better by Best’s Insurance Guide or otherwise approved by Mortgagee; and

        (vii)    Provide that the insurer shall not deny a claim because of the negligence of Borrower, anyone acting for Borrower or any tenant or other occupant of the Property.

        It is expressly understood and agreed that the foregoing minimum limits of insurance coverage shall not limit the liability of Borrower for its acts or omissions as provided in this Instrument. All liability insurance policies (with the exception of worker’s compensation insurance to the extent not available under statutory law) shall designate Mortgagee and its successors and assigns as additional insureds as their interests may appear. All such policies shall be written as primary policies, with deductibles not to exceed 10% of the amount of coverage. Any other policies, including any policy now or hereafter carried by Mortgagee, shall serve as excess coverage. Borrower shall procure policies for all insurance for periods of not less than one year and shall provide to Mortgagee certificates of insurance or, upon Mortgagee’s request, duplicate originals of insurance policies evidencing that insurance satisfying the requirements of this Instrument is in effect at all times.

        If any act or occurrence of any kind or nature (including any casualty for which insurance was not obtained or obtainable) shall result in damage to or destruction of the Property (such event being called a “Loss”), Borrower will give prompt written notice thereof to Mortgagee. All insurance proceeds paid or payable in connection with any Loss shall be paid to Mortgagee. If (i) no Event of Default has occurred and is continuing hereunder, (ii) Borrower provides evidence satisfactory to Mortgagee of (A) its ability to pay all amounts becoming due under the Note during the pendency of any restoration or repairs to or replacement of the Property (which evidence may include reference to rent-loss or business-interruption insurance), and (B) its ability under applicable zoning requirements (including applicable variances and non-conforming use permits) fully and completely to restore, repair, or replace the Property to its value, condition, and character prior to such Loss (iii) the available insurance proceeds (together with any deposit posted by Borrower to augment any deficiency in such proceeds) are, in Mortgagee’s judgment, sufficient fully and completely to restore, repair or replace the Property, and (iv) Borrower provides evidence satisfactory to Mortgagee that none of the tenants of the Property will terminate its Lease as a result of either the Loss or the repairs to or replacement of the Property, Borrower shall have the right to apply all insurance proceeds received in connection with such Loss either (a) to restore, repair, replace and rebuild the Property as nearly as possible to its value, condition and character immediately prior to such Loss, or (b) to the payment of the Indebtedness in such order as Mortgagee may elect. If an Event of Default has occurred and is continuing hereunder at the time of such Loss, if Mortgagee determines that Borrower will be unable to pay all amounts becoming due under the Note during the pendency of any restoration or repairs to or replacement of the Property, if the available insurance proceeds (together with any deposit posted by Borrower in order to augment any deficiency in such proceeds) are insufficient, in Mortgagee’s judgment, to fully and completely restore, repair or replace the Property or if Mortgagee has reason to believe that one or more tenants of the Property will terminate its Lease as a result of either the Loss or the repairs to or replacement of the Property, or if less than six (6) months remain until the maturity of the Note, then all of the insurance proceeds payable with respect to such Loss will be applied to the payment of the Indebtedness, or at the option of Mortgagee, such insurance proceeds shall be made available to Borrower and Borrower shall promptly, at Borrower’s sole cost and expense and regardless of whether the insurance proceeds shall be sufficient, commence to restore, repair, replace and rebuild the Property as nearly as possible to its value, condition, character immediately prior to such Loss. Borrower shall diligently prosecute any restoration, repairs or replacement of the Property undertaken by or on behalf of Borrower pursuant to this Section 5. All such work shall be conducted pursuant to written contracts approved by Mortgagee in writing, which approval shall not be unreasonably withheld. Notwithstanding anything contained herein to the contrary, in the event the insurance proceeds received by Mortgagee following any Loss are insufficient in Mortgagee’s judgment to fully and completely restore, repair or replace the Property, and if Borrower has complied with all of the other conditions described in this Section 5, Borrower may elect to restore, repair or replace the Property if it first deposits with Mortgagee such additional sums as Mortgagee determines are necessary in order to fully and completely restore, repair or replace the Property. In the event any insurance proceeds remain following the restoration, repair or replacement of the Property, such proceeds shall be disbursed to Borrower, to the extent that no Event of Default shall have occurred and be continuing and to the extent any deposit was required to augment a shortfall in proceeds, and thereafter applied to the Indebtedness in such order as Mortgagee may elect.

        In the event that insurance proceeds shall be made available for the repair, replacement, and/or reconstruction of the Property, Mortgagee may require that such proceeds be disbursed through an escrow with a title insurance company acceptable to Mortgagee, against Borrower’s furnishing to Mortgagee such construction contracts, plans, building permits, lien waivers, contractor’s affidavits, endorsements to Mortgagee’s policy of title insurance, builder’s risk insurance, and other documents, instruments, and information as Mortgagee may reasonably require in accordance with standard construction-lending practices.

        Borrower waives any and all right to claim or recover against Mortgagee or its officers, employees, agents and representatives, for loss of or damage to Borrower, the Property, Borrower’s property or the property of others under Borrower’s control from any cause insured against or required to be insured against under this Section 5.

        6.    PRESERVATION AND MAINTENANCE OF PROPERTY; FRANCHISES. Borrower (a) shall not commit waste or permit impairment or deterioration of the Property, (b) shall not abandon the Property, (c) shall restore or repair promptly and in a good and workmanlike manner all or any part of the Property to the equivalent of its original condition, or such other condition as Mortgagee may approve in writing, in the event of any damage, injury or loss thereto, whether or not insurance proceeds are available to cover in whole or in part the costs of such restoration or repair, (d) shall keep the Property, including all Improvements thereon, in good repair and shall replace fixtures, equipment, machinery and appliances on the Property when necessary to keep such items in good repair, (e) shall comply with all laws, ordinances, regulations and requirements of any governmental body applicable to the Property, (f) if all or part of the Property is for rent or lease, then Mortgagee, at its option after the occurrence of an Event of Default, may require Borrower to provide for professional management of the Property by a property manager satisfactory to Mortgagee pursuant to a contract approved by Mortgagee in writing, unless such requirement shall be waived by Mortgagee in writing, and (g) shall give notice in writing to Mortgagee of and, unless otherwise directed in writing by Mortgagee, appear in and defend any action or proceeding purporting to have a material adverse effect on the Property (including, without limitation, an action or proceeding reasonably likely to result in a lien) or the financial condition of Borrower, the security of this Instrument or the rights or powers of Mortgagee hereunder. Neither Borrower nor any tenant or other person, without the written approval of Mortgagee, shall remove, demolish or alter any Improvement now existing or hereafter erected on the Premises or any Property, except when incident to the replacement of fixtures, equipment, machinery and appliances with items of like kind.

        Borrower represents, warrants and covenants that the Property is and shall be in substantial compliance with the Americans with Disabilities Act of 1990 and all of the regulations promulgated thereunder, as the same may be amended from time to time.

        Borrower represents and warrants that the Franchise Agreement (the “Franchise Agreement”) dated           , with Wendy’s International, Inc. (“Franchisor”), is in effect with respect to the Property, and that Borrower have performed all of its obligations under the Franchise Agreement and is not in default of any of its covenants, agreements, obligations, representations or warranties under the Franchise Agreement. Borrower covenants and agrees that so long as the Indebtedness remains outstanding, Borrower shall (a) duly and punctually pay and perform all of its obligations, agreements, covenants, representations and warranties under the Franchise Agreement, (b) not terminate, amend or modify the Franchise Agreement without Mortgagee’s prior written consent, which shall not be unreasonably withheld and (c) deliver to Mortgagee, within two (2) business days after Borrower’s receipt thereof, complete copies of any notices or other correspondence received by Borrower from Franchisor or otherwise with respect to the Franchise Agreement. Borrower acknowledges and agrees that Mortgagee shall have the right, but not the duty or obligation, to perform on behalf of Borrower all of the covenants, agreements or obligations which Borrower, fails to perform under the Franchise Agreement.

        7.    USE OF PROPERTY. Unless required by applicable law or unless Mortgagee has otherwise agreed in writing, Borrower shall not allow changes in the use for which all or any part of the Property was intended at the time this Instrument was executed. Borrower shall not, without Mortgagee’s prior written consent, (i) initiate or acquiesce in a change in the zoning classification (including any variance under any existing zoning ordinance applicable to the Property), (ii) permit the use of the Property to become a non-conforming use under applicable zoning ordinances, (iii) file any subdivision or parcel map affecting the Property, or (iv) amend, modify or consent to any easement or covenants, conditions and restrictions pertaining to the Property.

        8.    PROTECTION OF MORTGAGEE’S SECURITY. If an Event of Default shall have occurred and be continuing, or if any action or proceeding is commenced which affects the Property or title thereto or the interest of Mortgagee therein, including, but not limited to, eminent domain, insolvency, code enforcement, or arrangements or proceedings involving a bankrupt or decedent, then Mortgagee at Mortgagee’s option may make such appearances, disburse such sums and take such action as Mortgagee deems necessary, in its sole discretion, to protect Mortgagee’s interest, including, but not limited to, (i) disbursement of attorneys’ fees, (ii) entry upon the Property to make repairs, and (iii) procurement of satisfactory insurance as provided in Section 5 hereof.

        Any amounts disbursed by Mortgagee pursuant to this Section 8, with interest thereon, shall become additional Indebtedness of Borrower secured by this Instrument. Unless Borrower and Mortgagee agree to other terms of payment, such amounts shall be immediately due and payable and shall bear interest from the date of disbursement at the Default Rate (as defined in the Note). Borrower hereby covenants and agrees that Mortgagee shall be subrogated to the lien of any mortgage or other lien discharged, in whole or in part, by the Indebtedness. Nothing contained in this Section 8 shall require Mortgagee to incur any expense or take any action hereunder.

        9.   INSPECTION. Mortgagee may make or cause to be made reasonable entries upon the Property to inspect the interior and exterior thereof. Except in case of emergency, such inspection shall be with reasonable prior notice and shall in any case be with due regard to rights of tenants.

        10.    FINANCIAL DATA. Within 45 days after the end of each fiscal quarter and within 120 days after the end of each fiscal year of Borrower, Borrower shall deliver to Mortgagee (a) complete financial statements of Borrower, including a balance sheet, profit and loss statement, statement of cash flows and all other related schedules for the fiscal period then ended, or, in the alternative, financial statements from the Form 10-Q quarterly reports and the Form 10-K annual report of Meritage Hospitality Group, Inc. (the guarantor of the Indebtedness); (b) income statements for the business; and (c) such other financial information as Mortgagee may reasonably request in order to establish compliance with the financial covenants in any of the other loan documents. All such financial statements shall be prepared in accordance with GAAP from period to period, and shall be certified to be accurate and complete by Borrower (or the Treasurer or other appropriate officer of Borrower). In the event that the property and business is ordinarily consolidated with other business for financial statement purposes, such financial statements shall be prepared on a consolidated basis showing separately the sales, profits and losses, assets and liabilities pertaining to each site with the base for allocation of overhead of other charges being clearly set forth. The financial statements delivered to Mortgagee need not be audited, but Borrower shall deliver to Mortgagee copies of any audited financial statements of Borrower which may be prepared, as soon as they are available. Borrower shall also cause to be delivered to Mortgagee copies of any financial statements required to be delivered to Borrower by any tenants of any of the sites.

        11.    CONDEMNATION. If the Property, or any part thereof, shall be condemned for any reason, including without limitation fire or earthquake damage, or otherwise taken for public or quasi-public use under the power of eminent domain, or be transferred in lieu thereof, all damages or other amounts awarded for the taking of, or injury to, the Property shall be paid to Mortgagee who shall have the right, in its sole and absolute discretion, to apply the amounts so received against (a) the costs and expenses of Mortgagee, including attorneys’ fees incurred in connection with collection of such amounts, and (b) the balance against the Indebtedness; provided, however, that if (i) no Event of Default shall have occurred and be continuing hereunder, (ii) Borrower provides evidence satisfactory to Mortgagee of its ability to pay all amounts becoming due under the Note during the pendency of any restoration or repairs to or replacement of the Property, (iii) Mortgagee determines, in its sole discretion, that the proceeds of such award are sufficient to restore, repair, replace and rebuild the Property as nearly as possible to its value, condition and character immediately prior to such taking (or, if the proceeds of such award are insufficient for such purpose, if Borrower provides additional sums to Mortgagee’s satisfaction so that the aggregate of such sums and the proceeds of such award will be sufficient for such purpose), and (iv) Borrower provides evidence satisfactory to Mortgagee that none of the tenants of the Property will terminate its Lease as a result of either the condemnation or taking or the repairs to or replacement of the Property, the proceeds of such award, together with additional sums provided by Borrower, shall be placed in a separate account for the benefit of Mortgagee and Borrower to be used to restore, repair, replace and rebuild the Property as nearly as possible to its value, condition and character immediately prior to such taking. All work to be performed in connection therewith shall be pursuant to a written contract therefor, which contract shall be subject to the prior approval of Mortgagee, which approval shall not be unreasonably withheld. To the extent that any funds remain after the Property has been so restored and repaired, the same shall be applied against the Indebtedness in such order as Mortgagee may elect. To enforce its rights hereunder, Mortgagee shall be entitled to participate in and, if an Event of Default shall have occurred and be continuing, control any condemnation proceedings and to be represented therein by counsel of its own choice, and Borrower will deliver, or cause to be delivered to Mortgagee such instruments as may be requested by it from time to time to permit such participation. In the event Mortgagee, as a result of any such judgment, decree or award, has reason to believe that the payment or performance of any of the Indebtedness is impaired, Mortgagee may declare all of the Indebtedness immediately due and payable.

        12.    BORROWER AND LIEN NOT RELEASED. From time to time, Mortgagee may, at Mortgagee’s option, without giving notice to or obtaining the consent of Borrower, Borrower’s successors or assigns or of any junior lienholder or guarantors, without liability on Mortgagee’s part and notwithstanding the occurrence of an Event of Default, extend the time for payment of the Indebtedness or any part thereof, reduce the payments thereon, release anyone liable on any of the Indebtedness, accept an extension or modification or renewal note or notes therefor, modify the terms and time of payment of the Indebtedness, release from the lien of this Instrument any part of the Property, take or release other or additional security (as negotiated between Borrower and Mortgagee), reconvey any part of the Property, consent to any map or plan of the Property, consent to the granting of any easement, join in any extension or subordination agreement, and agree in writing with Borrower to modify the rate of interest or period of amortization of the Note or change the amount of the monthly installments payable thereunder. Any actions taken by Mortgagee pursuant to the terms of this Section 12 shall not affect the obligation of Borrower or Borrower’s successors or assigns to pay the sums secured by this Instrument and to observe the covenants of Borrower contained herein, shall not affect the guaranty of any person, corporation, partnership or other entity for payment of the Indebtedness, and shall not affect the lien or priority of the lien hereof on the Property. Borrower shall pay Mortgagee a service charge, together with such title insurance premiums and attorneys’ fees as may be incurred at Mortgagee’s option, for any such action if taken at Borrower’s request.

        13.    FORBEARANCE BY MORTGAGEE NOT A WAIVER. Any forbearance by Mortgagee in exercising any right or remedy hereunder, or otherwise afforded by applicable law, shall not be a waiver of or preclude the exercise of any other right or remedy. The acceptance by Mortgagee of payment of any sum secured by this Instrument after the due date of such payment shall not be a waiver of Mortgagee’s right to either require prompt payment when due of all other sums so secured or to declare a default for failure to make prompt payment. The procurement of insurance or the payment of taxes or other liens or charges by Mortgagee shall not be a waiver of Mortgagee’s right to accelerate the maturity of the Indebtedness secured by this Instrument, nor shall Mortgagee’s receipt of any awards, proceeds or damages under Sections 5 and 11 hereof operate to cure or waive Borrower’s default in payment of sums secured by this Instrument.

        14.    UNIFORM COMMERCIAL CODE SECURITY AGREEMENT. This Instrument is intended to be a security agreement pursuant to the Uniform Commercial Code for any of the items specified above as part of the Property which, under applicable law, may be subject to a security interest pursuant to the Uniform Commercial Code, and Borrower hereby grants and conveys to Mortgagee a first and prior security interest in all of the Property that constitutes personalty (“Collateral”, for purposes of this Section 14), whether now owned or hereafter acquired. Borrower agrees that Mortgagee may file this Instrument, or a reproduction thereof, in the real estate records or other appropriate index, as a financing statement for any of the items specified above as part of the Collateral. Any reproduction of this Instrument or of any other security agreement or financing statement shall be sufficient as a financing statement. In addition, Mortgagee’s may submit for filing any financing statements, as well as extensions, renewals and amendments thereof, and reproductions of this Instrument in such form as Mortgagee may deem appropriate to perfect a security interest with respect to the foregoing items. Borrower shall pay all costs of filing such financing statements and any extensions, renewals, amendments and releases thereof, and shall pay all costs and expenses of any record searches for financing statements Mortgagee may require.

         Borrower expressly warrants and covenants:

        (a)    Except for the security interest granted hereby, Borrower is the owner of the Collateral free from any lien, security interest or encumbrance. Borrower understands that any further encumbrance of the Collateral is prohibited. Borrower shall defend the Collateral against all claims and demands of all persons at any time claiming the same or any interest therein.

         (b)    The Collateral is used or bought primarily for use in the business of Borrower and not for consumer purposes.

         (c)    Borrower's business address is as stated above. The Collateral is located at or on or is used or owned for or in connection with the Premises and other Property.

        (d)    Borrower shall promptly notify Mortgagee of any change in the location of the Collateral or any change in Borrower’s principal place of business.

        (e)    Borrower shall pay when due, prior to delinquency, all taxes and assessments of every nature which may be levied or assessed against the Collateral.

        (f)    Except for liens in favor of Mortgagee, without Mortgagee’s prior written consent, Borrower shall not permit or allow any lien, security interest or encumbrance whatsoever upon the Collateral and shall not permit the Collateral to be attached or replevied. Mortgagee’s consent to a junior lien by an entity owned by, or under common control with, Mortgagee shall not be unreasonably withheld.

        (g)    The Collateral is in good condition and Borrower shall keep the Collateral in good condition (reasonable wear and tear excepted) and from time to time, forthwith, replace and repair all such parts of the Collateral as may be broken, worn out, or damaged without allowing any lien to be created upon the Collateral on account of such replacement or repairs. Mortgagee may examine and inspect the Collateral at any time, wherever located, subject to reasonable prior notice.

         (h)    Borrower will not use the Collateral in violation of any applicable statutes, regulations or ordinances.

        (i)    Notwithstanding anything else contained herein to the contrary, if any personal property for use on the Property will be leased to Borrower, Mortgagee’s interest therein shall be subordinate to lessor’s interest therein.

        Until the occurrence of an Event of Default, Borrower may have possession of the Collateral and use it in any lawful manner, and upon the occurrence of an Event of Default Mortgagee shall have the immediate right to the possession of the Collateral.

        Upon the occurrence of an Event of Default, Mortgagee shall have the remedies of a secured party under the Uniform Commercial Code, and Mortgagee may also invoke the remedies provided in Section 26 of this Instrument as to such items. In exercising any of said remedies Mortgagee may proceed against the items of real property and any items of Collateral specified above separately or together and in any order whatsoever, without in any way affecting the availability of Mortgagee’s remedies under the Uniform Commercial Code or of the remedies provided in Section 26 of this Instrument. Within ten (10) days following any request therefor by Mortgagee, Borrower shall prepare and deliver to Mortgagee a written inventory specifically listing all of the Collateral covered by the security interest herein granted, which inventory shall be certified by Borrower as being true, correct, and complete.

        Addresses and Other Information for Fixture Filing. The following information is provided in order that this Instrument shall comply with the requirements of the Uniform Commercial Code, as enacted in the State of Michigan, for instruments to be filed as financing statements and with other requirements of applicable law:

(a) (b) (c) (d) (e) (f)

Name of Borrower (Debtor):

Address of Borrower:

Name of Mortgagee (Secured Party):

Address of Mortgagee:

Record Owner of Real Estate
Described on Exhibit A hereto:

Jurisdiction of Organization:

Organizational ID No.:

Federal Tax ID No.:

WM LIMITED PARTNERSHIP - 1998

1971 East Beltline NE, Suite 200
Grand Rapids, Michigan 49525

GE CAPITAL FRANCHISE FINANCE
CORPORATION

17207 North Perimeter Drive
Scottsdale, Arizona 85255

BORROWER

Michigan

        15.    LEASES OF THE PROPERTY. Borrower shall comply with and observe Borrower’s obligations as landlord under all Leases of the Property or any part thereof. All Leases now or hereafter entered into will be in form and substance subject to the approval of Mortgagee. Borrower shall pay all attorneys’ fees incurred by Mortgagee in reviewing any Lease or proposed Lease. All Leases of the Property shall specifically provide that such Leases are subordinate to this Instrument; that the tenant attorns to Mortgagee, such attornment to be effective upon Mortgagee’s acquisition of title to the Property; that the tenant agrees to execute such further evidences of attornment as Mortgagee may from time to time request; that the attornment of the tenant shall not be terminated by foreclosure; and that Mortgagee may, at Mortgagee’s option, accept or reject such attornments (except as to third-party credit tenants unrelated to Borrower, as to which Mortgagee shall grant a non-disturbance provision). Borrower shall not, without Mortgagee’s written consent, request or consent to the subordination of any Lease of all or any part of the Property to any lien subordinate to this Instrument. If Borrower becomes aware that any tenant proposes to do, or is doing, any act or thing which may give rise to any right of set-off against rent, Borrower shall (i) take such steps as shall be reasonably calculated to prevent the accrual of any right to a set-off against rent, (ii) immediately notify Mortgagee thereof in writing and of the amount of said set-offs, and (iii) within ten (10) days after such accrual, reimburse the tenant who shall have acquired such right to set-off or take such other steps as shall effectively discharge such setoff and as shall assure that Rents thereafter due shall continue to be payable without set-off or deduction. Upon Mortgagee’s receipt of notice of the occurrence of any default or violation by Borrower of any of its obligations under the Leases, Mortgagee shall have the immediate right, but not the duty or obligation, without prior written notice to Borrower or to any third party, to enter upon the Property and to take such actions as Mortgagee may deem necessary to cure the default or violation by Borrower under the Leases. The costs incurred by Mortgagee in taking any such actions pursuant to this paragraph shall become part of the Indebtedness, shall bear interest at the rate provided in the Note, and shall be payable by Borrower to Mortgagee on demand. Mortgagee shall have no liability to Borrower or to any third party for any actions taken by Mortgagee or not taken pursuant to this paragraph.

        16.    REMEDIES CUMULATIVE. Each remedy provided in this Instrument is distinct and cumulative to all other rights or remedies under this Instrument or afforded by law or equity, and may be exercised concurrently, independently, or successively, in any order whatsoever.

        17.    TRANSFERS OF THE PROPERTY OR BENEFICIAL INTERESTS IN BORROWER; SUBORDINATE FINANCING PROHIBITED; ASSUMPTION. Mortgagee may, at its option, declare all sums secured by this Instrument to be immediately due and payable, and Mortgagee may invoke any remedies permitted by Section 26 of this Instrument, if title to the Property is changed without the prior written consent of Mortgagee, which consent shall be at Mortgagee’s sole discretion. Any transfer of any interest in the Property or in the income therefrom, by sale, lease (except for Leases to tenants in the ordinary course of managing income property which are approved by Mortgagee pursuant to Section 15 of this Instrument), contract, mortgage, deed of trust, further encumbrance or otherwise (including any such transfers as security for additional financing of the Property), and any change in the ownership interests in Borrower or the legal entities which comprise Borrower to the extent such change would constitute a change in control of Borrower or such entities (including any transfer, pledge, assignment, or hypothecation of the ownership interests in Borrower or any legal entities which comprise or control Borrower), shall be considered a change of title, except transfers and changes in ownership by devise or descent. For purposes of the foregoing sentence, a “change in control” shall be deemed to mean a transfer or change involving more than 49% of the voting or controlling interest in the entity. Leasehold mortgages and collateral assignments of any Lease of the Property given by tenants of the Property are prohibited without the prior written consent of Mortgagee, which consent may be withheld in Mortgagee’s sole discretion. Notwithstanding the foregoing, additional but subordinate deeds of trust may be granted to Mortgagee and, subject to the prior written consent of Mortgagee, which consent may be withheld in Mortgagee’s sole discretion, may be granted to entities owned by or under common control with Mortgagee.

        Mortgagee shall have the right to condition its consent to any proposed sale or transfer described in this Section 17 upon, among other things, Mortgagee’s approval of the transferee’s creditworthiness and management ability and the transferee’s execution, prior to the sale or transfer, of a written assumption agreement containing such terms as Mortgagee may require, including, if required by Mortgagee, the imposition of an assumption fee of one percent (1%) of the then outstanding balance of the Indebtedness. Consent by Mortgagee to one transfer of the Property shall not constitute consent to subsequent transfers or waiver of the provisions of this Section 17. No transfer by Borrower shall relieve Borrower of liability for payment of the Indebtedness, unless Mortgagee shall otherwise agree in writing at the time of such transfer. Borrower shall pay any recording tax, recording cost, title insurance premium, attorneys’ fees, or other third-party expenses incurred by Mortgagee in connection with any transfer, whether or not consent is required.

        The transfer to and assumption by an approved transferee of the Borrower’s obligations under the Loan shall not constitute a “prepayment” of the Loan requiring payment of a “Prepayment Premium” (as defined in the Note).

        18.    NOTICE. Except for any notice required under applicable law to be given in another manner, any and all notices, elections, demands, or requests permitted or required to be made under this Instrument or under the Note shall be in writing, signed by the party giving such notice, election, demand or request, and shall be delivered personally, or sent by registered, certified, or Express United States mail, postage prepaid, or by Federal Express or similar nationally recognized delivery service requiring a receipt, to the other party at the address stated above, or to such other party and at such other address within the United States of America as any party may designate in writing as provided herein. The date of receipt of such notice, election, demand or request shall be the earliest of (i) the date of actual receipt, (ii) three (3) business days after the date of mailing by registered or certified mail, (iii) one (1) business day after the date of sending via overnight delivery by Express Mail, Federal Express, or another similar service requiring a receipt, or (iv) the date of personal delivery (or refusal by or on behalf of the addressee upon presentation for delivery of a properly addressed notice).

        19.    SUCCESSORS AND ASSIGNS BOUND; JOINT AND SEVERAL LIABILITY; AGENTS; CAPTIONS. The covenants and agreements herein contained shall bind, and the rights hereunder shall inure to, the respective heirs, successors and assigns of Mortgagee and Borrower, subject to the provisions of Section 17 hereof. If Borrower is comprised of more than one person or entity, whether as individuals, partners, partnerships, limited liability companies, or corporations, each such person or entity shall be jointly and severally liable for Borrower’s obligations hereunder. In exercising any rights hereunder or taking any actions provided for herein, Mortgagee may act through its employees, agents or independent contractors as authorized by Mortgagee. The captions and headings of the sections of this Instrument are for convenience only and are not to be used to interpret or define the provisions hereof.

        20.     WAIVER OF STATUTE OF LIMITATIONS. Borrower hereby waives the right to assert any statute of limitations as a bar to the enforcement of the lien of this Instrument or to any action brought to enforce the Note or any other obligation secured by this Instrument.

        21.    WAIVER OF MARSHALLING. Notwithstanding the existence of any other security interests in the Property held by Mortgagee or by any other party, Mortgagee shall have the right to determine the order in which any or all of the Property shall be subjected to the remedies provided herein. Mortgagee shall have the right to determine the order in which any or all portions of the Indebtedness secured hereby are satisfied from the proceeds realized upon the exercise of the remedies provided herein. Borrower, any party who consents to this Instrument and any party who now or hereafter acquires a security interest in the Property and who has actual or constructive notice hereof hereby waives any and all right to require the marshalling of assets in connection with the exercise of any of the remedies permitted by applicable law or provided herein.

        22.    HAZARDOUS WASTE; INDEMNITY. Borrower has furnished to Mortgagee a Phase I Environmental Site Assessment Update dated          , prepared by            (the “Report”). Except as disclosed to Mortgagee in the Report, Borrower has received no notification of any kind suggesting that the Property or any adjacent property is or may be contaminated with any hazardous waste or materials or is or may be required to be cleaned up in accordance with any applicable law or regulation; and Borrower further represents and warrants that, except as previously disclosed to Mortgagee in writing, to the best of its knowledge as of the date hereof, there are no hazardous waste or materials located in, on or under the Property or any adjacent property, or incorporated in any Improvements, nor has the Property or any adjacent property ever been used as a landfill or a waste disposal site, or a manufacturing, handling, storage, distribution or disposal facility for hazardous waste or materials, except for reasonable quantities of ordinary office supplies, cleaning supplies, insecticides, pesticides, and paint used in the normal operation and maintenance of the Real Property, provided that the same are used, stored, handled, and disposed of in accordance with applicable laws (“Permitted Substances”). As used herein, the term “hazardous waste or materials” includes any substance or material defined in or designated as hazardous or toxic wastes, hazardous or toxic material, a hazardous, toxic or radioactive substance, or other similar term, by any federal, state or local statute, regulation or ordinance now or hereafter in effect. Borrower shall promptly comply with all statutes, regulations and ordinances, and with all orders, decrees or judgments of governmental authorities or courts having jurisdiction, relating to the use, collection, treatment, disposal, storage, control, removal or cleanup of hazardous waste or materials in, on or under the Property or any adjacent property, or incorporated in any Improvements, at Borrower’s expense. In the event that Mortgagee at any time has reason to believe that the Property is not free of all hazardous waste or materials other than Permitted Substances or that Borrower has violated any applicable environmental law with respect to the Property, then immediately upon request by Mortgagee, Borrower shall promptly order, diligently pursue obtaining and furnish to Mortgagee, at Borrower’s sole cost and expense, an environmental audit and inspection of the Property from an expert satisfactory to Mortgagee. In the event that Borrower fails to immediately obtain such audit or inspection, Mortgagee or its agents may perform or obtain such audit or inspection at Borrower’s sole cost and expense. Mortgagee may, but is not obligated to, enter upon the Property and take such actions and incur such costs and expenses to effect such compliance as it deems advisable to protect its interest in the Property; and whether or not Borrower has actual knowledge of the existence of hazardous waste or materials on the Property or any adjacent property as of the date hereof, Borrower shall reimburse Mortgagee as provided in Section 23 below for the full amount of all costs and expenses incurred by Mortgagee prior to Mortgagee acquiring title to the Property through foreclosure or acceptance of a deed in lieu of foreclosure, in connection with such compliance activities. Neither this provision nor any of the other Loan Documents shall operate to put Mortgagee in the position of an owner of the Property prior to any acquisition of the Property by Mortgagee. The rights granted to Mortgagee herein and in the other Loan Documents are granted solely for the protection of Mortgagee’s lien and security interest covering the Property, and do not grant to Mortgagee the right to control Borrower’s actions, decisions or policies regarding hazardous waste or materials.

        In addition to the undertakings provided in the Indemnity, Borrower shall indemnify and hold harmless each of the Indemnified Parties (as hereinafter defined) for, from and against any and all claims, suits, liabilities (including, without limitation, strict liabilities), actions, proceedings, obligations, debts, damages, losses, costs, expenses, diminutions in value, fines, penalties, charges, fees, expenses, judgments, awards, amounts paid in settlement and damages of whatever kind or nature (including, without limitation, attorneys’ fees, court costs and other costs of defense) (collectively, “Losses”) (excluding Losses suffered by an Indemnified Party arising out of such Indemnified Party’s gross negligence or willful misconduct; provided, however, that the term “gross negligence” shall not include gross negligence imputed as a matter of law to any of the Indemnified Parties solely by reason of Borrower’s interest in the Property or Borrower’s failure to act in respect of matters which are or were the obligation of Borrower under the Loan Documents) caused by, incurred or resulting from Borrower’s operations of, or relating in any manner to or in connection with, the Property, whether relating to its original design or construction, latent defects, alteration, maintenance, use by Borrower or any person thereon, supervision or otherwise, or from any breach of, default under or failure to perform any term or provision of this Instrument by Borrower, its officers, employees, agents or other persons. It is expressly understood and agreed that Borrower’s obligations under this Section shall survive the expiration or earlier termination of this Instrument for any reason. “Indemnified Parties” means Mortgagee, an environmental insurer (if any), and any person or entity who is or will have been involved in the origination of the Loan, any person or entity who is or will have been involved in the servicing of the Loan, any person or entity in whose name the encumbrance created by this Instrument is or will have been recorded, persons and entities who may hold or acquire or will have held a full or partial interest in the Loan (including, but not limited to, investors or prospective investors in any Securitization, Participation or Transfer, as well as custodians, trustees and other fiduciaries who hold or have held a full or partial interest in the Loan for the benefit of third parties), as well as the respective directors, officers, shareholders, partners, members, employees, lenders, agents, servants, representatives, contractors, subcontractors, affiliates, subsidiaries, participants, successors and assigns of any and all of the foregoing (including but not limited to any other person or entity who holds or acquires or will have held a participation or other full or partial interest in the Loan or the Property, whether during the term of the Loan or as a part of or following a foreclosure of the Loan and including, but not limited to, any successors by merger, consolidation or acquisition of all or a substantial portion of Mortgagee’s assets and business).

        23.    ADVANCES, COSTS AND EXPENSES. Borrower shall pay within ten (10) days after written demand from Mortgagee all sums advanced by Mortgagee and all costs and expenses incurred by Mortgagee in taking any actions pursuant to the Loan Documents including attorneys’ fees and disbursements, accountants’ fees, appraisal and inspection fees and the costs for title reports and guaranties, together with interest thereon at the rate applicable under the Note after an Event of Default from the date such costs were advanced or incurred. All such costs and expenses incurred by Mortgagee, and advances made, shall constitute advances under this Instrument to protect the Property and shall be secured by and have the same priority as the lien of this Instrument. If Borrower fails to pay any such advances, costs and expenses and interest thereon, Mortgagee may apply any undisbursed loan proceeds to pay the same, and, without foreclosing the lien of this Instrument, may at its option commence an independent action against Borrower for the recovery of the costs, expenses and/or advances, with interest, together with costs of suit, costs of title reports and guaranty of title, disbursements of counsel and reasonable attorneys’ fees incurred therein or in any appeal therefrom.

        24.    ASSIGNMENT OF LEASES AND RENTS. Borrower, for good and valuable consideration, the receipt of which is hereby acknowledged, to secure the Indebtedness, does hereby absolutely and unconditionally grant, bargain, sell, transfer, assign, convey, set over and deliver unto Mortgagee all right, title and interest of Borrower in, to and under the Leases of the Property, whether now in existence or hereafter entered into, and all guaranties, amendments, extensions and renewals of said Leases and any of them, and all Rents which may now or hereafter be or become due or owing under the Leases, and any of them, or on account of the use of the Property.

        Borrower represents, warrants, covenants and agrees with Mortgagee as follows:

        (a)    The sole ownership of the entire lessor’s interest in the Leases is vested in Borrower, and Borrower has not, and shall not, perform any acts or execute any other instruments which might prevent Mortgagee from fully exercising its rights with respect to the Leases under any of the terms, covenants and conditions of this Instrument.

        (b)    The Leases are and shall be valid and enforceable in accordance with their terms and have not been and shall not be altered, modified, amended, terminated, canceled, renewed or surrendered except as approved in writing by Mortgagee, which approval shall not be unreasonably withheld. The terms and conditions of the Leases have not been and shall not be waived in any manner whatsoever except as approved in writing by Mortgagee, which approval shall not be unreasonably withheld.

        (c)    Borrower shall not decrease the term or the amount of rent payable under any Lease without prior written notice to Mortgagee and Mortgagee’s consent.

        (d)    There are no defaults now existing under any of the Leases and, to the best of Borrower’s knowledge, there exists no state of facts which, with the giving of notice or lapse of time or both, would constitute a default under any of the Leases.

        (e)    Borrower shall give prompt written notice to Mortgagee of any notice received by Borrower claiming that a default has occurred under any of the Leases on the part of Borrower, together with a complete copy of any such notice.

        (f)    Each of the Leases shall remain in full force and effect irrespective of any merger of the interest of lessor and any lessee under any of the Leases.

         (g)     Borrower will not permit any Lease to become subordinate to any lien other than the lien of this Instrument.

        The assignment made hereunder is an absolute, present assignment from Borrower to Mortgagee, effective immediately, and is not merely an assignment for security purposes but is irrevocable by Borrower so long as the Indebtedness remains outstanding. Notwithstanding the foregoing, until a notice is sent to the Borrower in writing that an Event of Default (as defined below) has occurred under the terms and conditions of the Note or any instrument constituting security for the Note (which notice is hereafter called a “Notice”), Borrower is granted a license to receive, collect and enjoy the Rents accruing from the Property.

        If an Event of Default shall occur, Mortgagee may, at its option, after service of a Notice, receive and collect all such Rents as they become due, from the Property. Mortgagee shall thereafter continue to receive and collect all such Rents, until Mortgagee shall otherwise agree in writing. All sums received by Borrower after service of such Notice shall be deemed received in trust and shall be immediately turned over to Mortgagee.

        Borrower hereby irrevocably appoints Mortgagee its true and lawful attorney-in-fact with power of substitution and with full power for Mortgagee in its own name and capacity or in the name and capacity of Borrower, from and after service of Notice, to demand, collect, receive and give complete acquittances for any and all Rents accruing from the Property, either in its own name or in the name of Borrower or otherwise, which Mortgagee may deem necessary or desirable in order to collect and enforce the payment of the Rents and to demand, correct, receive, endorse, and deposit all checks, drafts, money orders or notes given in payment of such Rents. Such appointment is coupled with an interest and is irrevocable. Mortgagee shall not be liable for or prejudiced by any loss of any note, checks, drafts, etc., unless such loss shall have been found by a court of competent jurisdiction to have been due to the gross negligence or willful misconduct of Mortgagee.

        Mortgagee shall apply the Rents received from Borrower’s lessees, to accrued interest and principal under the Note. If no Event of Default remains uncured, amounts received in excess of the aggregate monthly payment due under the Note shall be remitted to Borrower in a timely manner. Nothing contained herein shall be construed to constitute Mortgagee as a mortgagee-in-possession in absence of its physically taking possession of the Property.

        Borrower also hereby irrevocably appoints Mortgagee as its true and lawful attorney-in-fact to appear in any state or federal bankruptcy, insolvency, or reorganization proceeding in any state or federal court involving any of the tenants of the Leases. Lessees of the Property are hereby expressly authorized and directed, from and after service of a Notice to pay any and all amounts due Borrower pursuant to the Leases to Mortgagee or such nominee as Mortgagee may designate in writing delivered to and received by such lessees who are expressly relieved of any and all duty, liability or obligation to Borrower in respect of all payments so made.

        If an Event of Default shall occur, Mortgagee is hereby vested with full power from and after service of a Notice to use all measures, legal and equitable, deemed by it necessary or proper to enforce the assignment granted hereunder and to collect the Rents assigned hereunder, including the right of Mortgagee or its designee, to enter upon the Property, or any part thereof, and take possession of all or any part of the Property together with all personal property, fixtures, documents, books, records, papers and accounts of Borrower relating thereto, and may exclude the Borrower, its agents and servants, wholly therefrom. Borrower hereby grants full power and authority to Mortgagee to exercise all rights, privileges and powers herein granted at any and all times after service of a Notice, with full power to use and apply all of the Rents and other income herein assigned to the payment of the costs of managing and operating the Property and of any indebtedness or liability of Borrower to Mortgagee, including but not limited to the payment of taxes, special assessments, insurance premiums, damage claims, the costs of maintaining, repairing, rebuilding and restoring the Improvements on the Premises or of making the same rentable, reasonable attorneys’ fees incurred in connection with the enforcement of the assignment granted hereunder, and of principal and interest payments due from Borrower to Mortgagee on the Note and this Instrument, all in such order as Mortgagee may determine. Mortgagee shall be under no obligation to exercise or prosecute any of the rights or claims assigned to it hereunder or to perform or carry out any of the obligations of the lessor under any of the Leases and does not assume any of the liabilities in connection with or arising or growing out of the covenants and agreements of Borrower in the Leases. It is further understood that the assignment granted hereunder shall not operate to place responsibility for the control, care, management or repair of the Property, or parts thereof, upon Mortgagee, nor shall it operate to make Mortgagee liable for the performance of any of the terms and conditions of any of the Leases, or for any waste of the Property by any lessee under any of the Leases or any other person, or for any dangerous or defective condition of the Property or for any negligence in the management, upkeep, repair or control of the Property resulting in loss or injury or death to any lessee, licensee, employee or stranger, unless the same shall have been found by a court of competent jurisdiction to have been due to the gross negligence or willful misconduct of Mortgagee.

        25.    DEFAULT. The following shall each constitute an event of default ("Event of Default"):

        (a)    The occurrence of an “Event of Default” under the Note; provided, however, notwithstanding the occurrence of such an Event of Default, Mortgagee shall not be entitled to exercise its rights and remedies unless and until Mortgagee shall have given Borrower notice thereof and a period of five (5) days from the delivery of such notice shall have elapsed without such Event of Default being cured.

        (b)    Failure of Borrower within the time required by this Instrument to make any payment for taxes, insurance or for reserves for such payments, or any other payment necessary to prevent filing of or discharge of any lien, and such failure shall continue for a period of ten (10) days after written notice is given to Borrower by Mortgagee specifying such failure.

        (c)    Failure by Borrower or any guarantor of the Loan to observe or perform its obligations to Mortgagee on or with respect to any transactions, debts, undertakings or agreements other than the transaction evidenced by the Note, following the giving of any notice required thereunder and/or the expiration of any applicable period of grace provided thereby.

        (d)    Failure of Borrower to make any payment or perform any obligation under any superior liens or encumbrances on the Property, within the time required thereunder, or commencement of any suit or other action to foreclose any superior liens or encumbrances.

        (e)    Failure by Borrower to observe or perform any of its obligations under any of the Leases, following the giving of any notice required thereunder and/or the expiration of any applicable period of grace provided thereby.

        (f)    The Property is transferred or any agreement to transfer any part or interest in the Property in any manner whatsoever is made or entered into without the prior written consent of Mortgagee, except as specifically allowed under this Instrument, including without limitation creating or allowing any subordinate liens on the Property or leasing any portion of the Property.

        (g)    Filing by Borrower of a voluntary petition in bankruptcy or filing by Borrower of any petition or answer seeking or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, or similar relief for itself under any present or future federal, state or other statute, law or regulation relating to bankruptcy, insolvency or other relief for debtors, or the seeking, consenting to, or acquiescing by Borrower in the appointment of any trustee, receiver, custodian, conservator or liquidator for Borrower, any part of the Property, or any of the Rents of the Property, or the making by Borrower of any general assignment for the benefit of creditors, or the inability of or failure by Borrower to pay its debts generally as they become due, or the insolvency on a balance sheet basis or business failure of Borrower, or the making or suffering of a preference within the meaning of federal bankruptcy law or the making of a fraudulent transfer under applicable federal or state law, or concealment by Borrower of any of its property in fraud of creditors, or the imposition of a lien upon any of the property of Borrower which is not discharged in the manner permitted by Section 4 of this Instrument, or the giving of notice by Borrower to any governmental body of insolvency or suspension of operations.

        (h)    Filing of a petition against Borrower seeking any reorganization, arrangement, composition, readjustment, liquidation, or similar relief under any present or future federal, state or other law or regulation relating to bankruptcy, insolvency or other relief for debts, or the appointment of any trustee, receiver, custodian, conservator or liquidator of Borrower, of any part of the Property or of any of the Rents of the Property, unless such petition shall be dismissed within sixty (60) days after such filing, but in any event prior to the entry of an order, judgment or decree approving such petition.

        (i)    The institution of any proceeding for the dissolution or termination of Borrower voluntarily, involuntarily, or by operation of law, unless such proceeding shall be dismissed within sixty (60) days after such filing, but in any event prior to the entry of an order, judgment or decree for relief.

        (j)    A material adverse change occurs in the assets, liabilities or net worth of Borrower from the assets, liabilities or net worth of Borrower previously disclosed to Mortgagee.

        (k)    Any warranty, representation or statement furnished to Mortgagee by or on behalf of Borrower under the Note, this Instrument, any of the other Loan Documents or the Indemnity, shall prove to have been false or misleading in any material respect when made.

        (l)    Failure of Borrower to observe or perform any other covenant or condition contained herein and such default shall continue for thirty (30) days after notice is given to Borrower specifying the nature of the failure, or if the default cannot be cured within such applicable cure period, Borrower fails within such time to commence and pursue curative action with reasonable diligence or fails at any time after expiration of such applicable cure period to continue with reasonable diligence all necessary curative actions; provided, however, that no notice of default and no opportunity to cure shall be required with respect to defaults under Section 17 hereof or if during the prior twelve (12) months Mortgagee has already sent more than one (1) notice to Borrower concerning default in performance of the same obligation.

        (m)    Failure of Borrower to observe or perform any other obligation under any other Loan Document or the Indemnity when such observance or performance is due, and such failure shall continue beyond the applicable cure period set forth in such Loan Document, or if the default cannot be cured within such applicable cure period, Borrower fails within such time to commence and pursue curative action with reasonable diligence or fails at any time after expiration of such applicable cure period to continue with reasonable diligence all necessary curative actions. No notice of default and no opportunity to cure shall be required if during the prior twelve (12) months Mortgagee has already sent more than one (1) notice to Borrower concerning default in performance of the same obligation.

        (n)     Borrower's abandonment of the Property.

        (o)    Any of the events specified in (g) - (j) above shall occur with respect to any tenant of the Property, with respect to any guarantor of any of Borrower’s obligations in connection with the Indebtedness or with respect to any guarantor of any tenant’s obligations relating to the Property, or such guarantor dies or becomes incompetent.

        (p)    The termination or nonrenewal of the Franchise Agreement.

        (q)    The occurrence of an “Event of Default” under any of the documents evidencing or securing any amounts owing from Borrower to Mortgagee.

        (r)    Failure of Borrower to maintain debt service coverage ratio (“DSCR”) of at least 1.20 to 1.0 during any given fiscal year. DSCR will be calculated as follows: Cash Flow (as hereinafter defined) divided by the sum of the aggregate debt service (i.e., principal and interest) and capital lease payments. Cash Flow is defined as Borrower’s net income, plus interest expense, plus depreciation and amortization expense, plus or minus other non-cash adjustments to net income (if any), less increases in officer or shareholder loans receivable, less dividends or distributions not otherwise expensed on the Borrower’s income statement.

        (s)    Failure of Borrower to maintain a “Leverage Ratio” (as herein defined) of 6.00 to 1.00. A “Leverage Ratio” is the ratio of “Funded Debt” (as herein defined) to the EBITDA (as herein defined) of Borrower for the trailing twelve month period immediately preceding the measurement period. “Funded Debt” equals the sum of (i) the aggregate amount of all current and non-current indebtedness for borrowed money, (ii) the aggregate amount of all current and non-current outstanding capital lease obligations, and (iii) the aggregate amount of all current and non-current indebtedness for borrowed money secured by assets owned by Borrower, including the Wendy’s restaurants owned by Borrower (whether or not such restaurants have been financed by Mortgagee). To the extent the actual number of months a restaurant has been open for business is less than twelve months as of the measurement date, the Funded Debt for that restaurant shall be reduced by a fraction, the numerator of which is twelve minus the number of months the restaurant was opened during the measurement period and the denominator of which is twelve. The term “EBITDA” shall mean, with respect to each preceding twelve (12) month period, all of the applicable entity’s consolidated adjusted net income, plus interest expense, plus depreciation expense, and amortization expense for each period, plus or minus non-cash adjustment to net income.

        (t)    Borrower’s use of operating cash flow from Borrower’s consolidated Wendy’s operations to fund corporate level expenses if such funding would cause the DSCR to be less than 1.20 to 1.00.

        The financial covenants set forth in (r) - (t) above are to be submitted to Mortgagee in writing in the form of a “Covenant Compliance Certificate” prepared by Borrower’s Chief Financial Officer, which certificate shall be submitted quarterly. The financial covenants shall be measured quarterly on a rolling four-quarter basis at Borrower’s consolidated Wendy’s operation level.

        26.     RIGHTS AND REMEDIES ON DEFAULT.

        26.1    Remedies. Upon the occurrence of any Event of Default and at any time thereafter, Mortgagee may exercise any one or more of the following rights and remedies:

        (a)    Mortgagee may declare all sums secured by this Instrument immediately due and payable, including any prepayment premium which Borrower would be required to pay.

        (b)    Mortgagee shall have the right to foreclose this Instrument in accordance with applicable law.

        (c)    In the event of any foreclosure, to the extent permitted by applicable law, Mortgagee will be entitled to a judgment which will provide that if the foreclosure sale proceeds are insufficient to satisfy the judgment, execution may issue for any amount by which the unpaid balance of the obligations secured by this Instrument exceeds the net sale proceeds payable to Mortgagee.

        (d)    With respect to all or any part of the Property that constitutes personalty, Mortgagee shall have all rights and remedies of secured party under the Uniform Commercial Code.

        (e)    Mortgagee shall have the right to have a receiver appointed to take possession of any or all of the Property, with the power to protect and preserve the Property, to operate the Property preceding foreclosure or sale, to collect all the Rents from the Property and apply the proceeds, over and above cost of the receivership, against the sums due under this Instrument, and to exercise all of the rights with respect to the Property described in Section 24 above. The receiver may serve without bond if permitted by law. To the extent permitted by law, Mortgagee’s right to the appointment of a receiver shall exist whether or not apparent value of the Property exceeds the sums due under this Instrument by a substantial amount. Employment by Mortgagee shall not disqualify a person from serving as a receiver.

        (f)    In the event Borrower remains in possession of the Property after the Property is sold as provided above or Mortgagee otherwise becomes entitled to possession of the Property upon default of Borrower, Borrower shall become a tenant at will of Mortgagee or the purchaser of the Property and shall pay a reasonable rental for use of the Property while in Borrower’s possession.

        (g)    Mortgagee shall have any other right or remedy provided in this Instrument, the Note, or any other Loan Document or instrument delivered by Borrower in connection therewith, or available at law, in equity or otherwise.

        (h)    Mortgagee shall have all the rights and remedies set forth in Sections 23 and 24.

        26.2    Sale of the Property. In exercising its rights and remedies, Mortgagee may, at Mortgagee’s sole discretion, cause all or any part of the Property to be sold as a whole or in parcels, and certain portions of the Property may be sold without selling other portions. Mortgagee may bid at any public sale on all or any portion of the Property.

        26.3    Notice of Sale. Mortgagee shall give Borrower reasonable notice of the time and place of any public sale of any personal property or of the time after which any private sale or other intended disposition of the personal property is to be made. Reasonable notice shall mean notice given in accordance with applicable law, including notices given in the manner and at the times required for notices in a nonjudicial foreclosure.

        26.4    Waiver; Election of Remedies. A waiver by either party of a breach of a provision of this Instrument shall not constitute a waiver of or prejudice the party’s right otherwise to demand strict compliance with that provision or any other provision. Election by Mortgagee to pursue any remedy shall not exclude pursuit of any other remedy, and all remedies of Mortgagee under this Instrument are cumulative and not exclusive. An election to make expenditures or take action to perform an obligation of Borrower shall not affect Mortgagee’s right to declare a default and exercise its remedies under this Instrument.

        27.    SATISFACTION OF MORTGAGE. Upon payment of all sums secured by this Instrument, Mortgagee shall execute a satisfaction (or at Borrower’s option, an assignment) of this Instrument and shall surrender this Instrument and all notes evidencing Indebtedness secured by this Instrument to the person or persons legally entitled thereto. Such person or persons shall pay Mortgagee’s costs incurred in connection with satisfaction or assignment of this Instrument.

        28.    FUTURE ADVANCES. Upon request of Borrower, Mortgagee, at Mortgagee’s option so long as this Instrument secures Indebtedness held by Mortgagee, may make Future Advances to Borrower. Such Future Advances, with interest thereon, shall be secured by this Instrument when evidenced by promissory notes stating that said notes are secured hereby.

        29.    USE OF PROPERTY. The Property is not currently used for agricultural, farming, timber or grazing purposes. Borrower warrants that this Instrument is and will at all times constitute a commercial mortgage, as defined under appropriate state law.

        30.    IMPOSITION OF TAX BY STATE.

        30.1    State Taxes Covered. The following constitute state taxes to which this Section applies:

        (a)    A specific tax upon mortgages or upon all or any part of the indebtedness secured by a mortgage.

        (b)    A specific tax on a mortgagor which the taxpayer is authorized or required to deduct from payments on the indebtedness secured by a mortgage.

        (c)    A tax on a mortgage chargeable against the mortgagee or the holder of the note secured.

        (d)    A specific tax on all or any portion of the indebtedness or on payments of principal and interest made by a mortgagor.

        30.2    Remedies. If any state tax to which this Section applies is enacted subsequent to the date of this Instrument, this shall have the same effect as an Event of Default, and Mortgagee may exercise any or all of the remedies available to it unless the following conditions are met:

        (a)     Borrower may lawfully pay the tax or charge imposed by state tax, and

        (b)    Borrower pays the tax or charge within thirty (30) days after notice from Mortgagee that the tax has been levied.

        31.    ATTORNEYS’ FEES. In the event suit or action is instituted to enforce or interpret any of the terms of this Instrument (including without limitation efforts to modify or vacate any automatic stay or injunction), the prevailing party shall be entitled to recover all expenses reasonably incurred at, before and after trial and on appeal whether or not taxable as costs, or in any bankruptcy proceeding including, without limitation, attorneys’ fees, witness fees (expert and otherwise), deposition costs, copying charges and other expenses. Whether or not any court action is involved, all reasonable expenses, including but not limited to the costs of searching records, obtaining title reports, surveyor reports, and title insurance, incurred by Mortgagee that are reasonably necessary at any time in Mortgagee’s opinion for the protection of its interest or enforcement of its rights shall become a part of the Indebtedness payable on demand and shall bear interest from the date of expenditure until repaid at the interest rate as provided in the Note. The term “attorneys’ fees” as used in the Loan Documents shall be deemed to mean such fees as are reasonable and are actually incurred.

        32.    GOVERNING LAW; VENUE; FORUM SELECTION; SEVERABILITY. Borrower acknowledges that this Instrument was substantially negotiated in the State of Arizona, this Instrument was delivered in the State of Arizona, all payments under the Loan Documents will be delivered in the State of Arizona and there are substantial contacts between the parties and the transactions contemplated herein and the State of Arizona. For purposes of any action or proceeding arising out of this Instrument, the parties hereto expressly submit to the jurisdiction of all federal and state courts located in the State of Arizona. Borrower consents that it may be served with any process or paper by registered mail or by personal service within or without the State of Arizona in accordance with applicable law. Furthermore, Borrower waives and agrees not to assert in any such action, suit or proceeding that it is not personally subject to the jurisdiction of such courts, that the action, suit or proceeding is brought in an inconvenient forum or that venue of the action, suit or proceeding is improper. The creation of this Instrument and the rights and remedies of Mortgagee with respect to the Property, as provided herein and by the laws of the State, shall be governed by and construed in accordance with the internal laws of the State without regard to its principles of conflicts of law. With respect to other provisions of this Instrument, this Instrument shall be governed by the internal laws of the State of Arizona, without regard to its principles of conflicts of law. Nothing in this Section shall limit or restrict the right of Mortgagee to commence any proceeding in the federal or state courts located in the State to the extent Mortgagee deems such proceeding necessary or advisable to exercise remedies available under the Instrument or the other Loan Documents. In the event that any provision or clause of this Instrument or the Note conflicts with applicable law, such conflict shall not affect other provisions of this Instrument or the Note which can be given effect without the conflicting provision, and to this end the provisions of this Instrument and the Note are declared to be severable.

         33.    TIME OF ESSENCE. Time is of the essence of this Instrument.

        34.    CHANGES IN WRITING. This Instrument and any of its terms may only be changed, waived, discharged or terminated by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. Any agreement subsequently made by Borrower or Mortgagee relating to this Instrument shall be superior to the rights of the holder of any intervening lien or encumbrance.

        35.    NO OFFSET. Borrower’s obligation to make payments and perform all obligations, covenants and warranties under this Instrument and under the Note shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation any setoff, counterclaim, abatement, suspension, recoupment, deduction, defense or other right that Borrower or any guarantor may have or claim against Mortgagee or any entity participating in making the loan secured hereby. The foregoing provisions of this section, however, do not constitute a waiver of any claim or demand which Borrower or any guarantor may have in damages or otherwise against Mortgagee or any other person, or preclude Borrower from maintaining a separate action thereon; provided, however, that Borrower waives any right it may have at law or in equity to consolidate such separate action with any action or proceeding brought by Mortgagee.

        36.    WAIVER OF JURY TRIAL AND PUNITIVE, CONSEQUENTIAL, SPECIAL AND INDIRECT DAMAGES. MORTGAGEE, BY ACCEPTING THIS INSTRUMENT, AND BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EITHER MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY AND ALL ISSUES PRESENTED IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER OR ITS SUCCESSORS WITH RESPECT TO ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS INSTRUMENT, THE RELATIONSHIP OF MORTGAGEE AND BORROWER, BORROWER’S USE OR OCCUPANCY OF THE PROPERTY, AND/OR ANY CLAIM FOR INJURY OR DAMAGE, OR ANY EMERGENCY OR STATUTORY REMEDY. THIS WAIVER BY THE PARTIES HERETO OF ANY RIGHT EITHER MAY HAVE TO A TRIAL BY JURY HAS BEEN NEGOTIATED AND IS AN ESSENTIAL ASPECT OF THEIR BARGAIN. FURTHERMORE, BORROWER AND MORTGAGEE HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT EITHER MAY HAVE TO SEEK PUNITIVE, CONSEQUENTIAL, SPECIAL AND INDIRECT DAMAGES FROM THE OTHER AND ANY OF THE OTHER’S AFFILIATES, OFFICERS, DIRECTORS OR EMPLOYEES OR ANY OF THEIR SUCCESSORS WITH RESPECT TO ANY AND ALL ISSUES PRESENTED IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY EITHER PARTY AGAINST THE OTHER OR ANY OF THE OTHER’S AFFILIATES, OFFICERS, DIRECTORS OR EMPLOYEES OR ANY OF THEIR SUCCESSORS WITH RESPECT TO ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS INSTRUMENT OR ANY DOCUMENT CONTEMPLATED HEREIN OR RELATED HERETO. THE WAIVER BY BORROWER AND MORTGAGEE OF ANY RIGHT THEY MAY HAVE TO SEEK PUNITIVE, CONSEQUENTIAL, SPECIAL AND INDIRECT DAMAGES HAS BEEN NEGOTIATED BY THE PARTIES HERETO AND IS AN ESSENTIAL ASPECT OF THEIR BARGAIN.

        37.    MAXIMUM INTEREST CHARGES. Notwithstanding anything contained herein or in any of the Loan Documents to the contrary, in no event shall Mortgagee be entitled to receive interest on the loan secured by this Instrument (the “Loan”) in amounts which, when added to all of the other interest charged, paid to or received by Mortgagee on the Loan, causes the rate of interest on the Loan to exceed the highest lawful rate. Borrower and Mortgagee intend to comply with the applicable law governing the highest lawful rate and the maximum amount of interest payable on or in connection with the Loan. If the applicable law is ever judicially interpreted so as to render usurious any amount called for under the Loan Documents, or contracted for, charged, taken, reserved or received with respect to the Loan, or if acceleration of the final maturity date of the Loan or if any prepayment by Borrower results in Borrower having paid or demand having been made on Borrower to pay, any interest in excess of the amount permitted by applicable law, then all excess amounts theretofore collected by Mortgagee shall be credited on the principal balance of the Note (or, if the Note has been or would thereby be paid in full, such excess amounts shall be refunded to Borrower), and the provisions of the Note, this Instrument and any demand on Borrower shall immediately be deemed reformed and the amounts thereafter collectible thereunder and hereunder shall be reduced, without the necessity of the execution of any new document, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for thereunder and hereunder. The right to accelerate the final maturity date of the Loan does not include the right to accelerate any interest which has not otherwise accrued on the date of such acceleration, and Mortgagee does not intend to collect any unearned interest in the event of acceleration. All sums paid or agreed to be paid to Mortgagee for the use, forbearance or detention of the Loan shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread through the full term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the applicable usury ceiling. By execution of this Instrument, Borrower acknowledges that it believes the Loan to be nonusurious and agrees that if, at any time, Borrower should have reason to believe that the Loan is in fact usurious, it will give Mortgagee written notice of its belief and the reasons why Borrower believes the Loan to be usurious, and Borrower agrees that Mortgagee shall have ninety (90) days following its receipt of such written notice in which to make appropriate refund or other adjustment in order to correct such condition if it in fact exists.

        38.    AUTOMATIC BREAKAGE. Notwithstanding any other provisions of this Instrument to the contrary:

        (a)    in the event that the Loan becomes the subject of a Securitization, Participation or Transfer, this Instrument shall only secure indebtedness and obligations relating to the Loan and any other loans between Borrower and/or its related entities on the one hand and Mortgagee on the other hand which are part of the same Loan Pool as the Loan; and

        (b)    in the event that any loans between Borrower and/or its related entities on the one hand and Mortgagee on the other hand (other than the Loan) become the subject of a Securitization, Participation or Transfer, this Instrument shall not secure any indebtedness and obligations relating to such loans unless the Loan is part of the same Loan Pool as such loans.

         The following definitions apply to this Section:

        “Participation” means one or more grants by Mortgagee to a third party of a participating interest in notes evidencing obligations to repay secured or unsecured loans owned by Mortgagee or any or all servicing rights with respect thereto.

        “Securitization” means one or more sales, dispositions, transfers or assignments by Mortgagee to a special purpose corporation, trust or other entity identified by Mortgagee of notes evidencing obligations to repay secured or unsecured loans owned by Mortgagee (and, to the extent applicable, the subsequent sale, transfer or assignment of such notes to another special purpose corporation, trust or other entity identified by Mortgagee), and the issuance of bonds, certificates, notes or other instruments evidencing interests in pools of such loans, whether in connection with a permanent asset securitization or a sale of loans in anticipation of a permanent asset securitization. Each Securitization shall be undertaken in accordance with all requirements which may be imposed by the investors or the rating agencies involved in each such sale, disposition, transfer or assignment or which may be imposed by applicable securities, tax or other laws or regulations.

        “Transfer” means one or more sales, transfers or assignments by Mortgagee to a third party of notes evidencing obligations to repay secured or unsecured loans owned by Mortgagee or any or all servicing rights with respect thereto.

IMPORTANT: READ BEFORE SIGNING. THE TERMS OF THIS AGREEMENT SHOULD BE READ CAREFULLY BECAUSE ONLY THOSE TERMS IN WRITING ARE ENFORCEABLE. NO OTHER TERMS OR ORAL PROMISES NOT CONTAINED IN THIS WRITTEN CONTRACT MAY BE LEGALLY ENFORCED. YOU MAY CHANGE THE TERMS OF THIS AGREEMENT ONLY BY ANOTHER WRITTEN AGREEMENT.

        IN WITNESS WHEREOF, Borrower has caused this Instrument to be executed under seal by its duly authorized general partner as of the day and year first written above.

Signed, sealed and delivered In the presence of: Signature of First Witness Printed Name of First Witness Signature of Second Witness Printed Name of Second Witness	BORROWER: WM LIMITED PARTNERSHIP - 1998, a Michigan limited partnership By its sole general partner, RES Management, LLC, a Michigan limited liability company By: Robert E. Schermer, Jr. [SEAL]

Exhibits:

Exhibit A - Description of Property
Schedule 1 - Permitted Exceptions

STATE OF COUNTY OF	) ) )

ACKNOWLEDGMENT

        The forgoing instrument was acknowledged before me, a Notary Public in and for said county and state, on this ______ day of _____________________, by ___________________________________ as _________________ or _________________________, a __________________, the general partner of WM LIMITED PARTNERSHIP - 1998, a Michigan limited partnership, on behalf of the corporation, for the uses and purposes therein set forth.

        WITNESS my hand and official seal.

[SEAL]	Notary Public My commission expires:

Prepared by:

Recording requested by, and
After recording return to:

Loan Number: ___________

Loan No.: _____________

EXHIBIT A

Legal Description:

Loan No: _______

SCHEDULE 1

Permitted Exceptions: